Exhibit 10.5
PENSION RESTORATION PLAN
FOR NISOURCE INC. AND AFFILIATES
As Amended and Restated Effective November 1, 2020

Page
Article I.    BACKGROUND AND PURPOSE    1
1.1    Background    1
1.2    Purpose    1
Article II.    DEFINITIONS    1
2.1    AB Account    1
2.2    AB Benefit    1
2.3    Affiliate    2
2.4    Basic Plans    2
2.5    Beneficiary    2
2.6    Benefits Committee    2
2.7    Code    2
2.8    Company    2
2.9    Compensation Committee    2
2.10    DCP    2
2.11    Disability    2
2.12    Effective Date    2
2.13    Employee    2
2.14    Employer    2
2.15    ERISA    2
2.16    Limits    2
2.17    Participant    3
2.18    Plan    3
2.19    Plan Administrator    3
Article III.    PARTICIPATION AND BENEFIT ACCRUAL    3
3.1    Eligibility for Participation and Accrual of Benefit    3
3.2    Special Provisions for Participants with Basic Plan Benefits Accrued Prior to 2004    3
3.3    Service Crediting    4
Article IV.    DETERMINATION OF BENEFIT AMOUNT    4
4.1    Amount of Benefit - General Principle    4

(continued)
Page
4.2    Amount of Benefit For Participant Who Accrued a Benefit under a Basic Plan Prior to Participating in the Plan on January 1, 2004    4
4.3    Form of Benefit Accrual    5
4.4    Conversion of Benefits    5
4.5    Opening Balance    6
4.6    Pay-Based Credits and Interest Credits    6
4.7    Protected Benefit    7
Article V.    TIME AND METHOD OF PAYMENT OF BENEFIT    7
5.1    Method of Payment    7
5.2    Timing of Payment    8
5.3    Changes to the Form of Payment    8
5.4    Specified Employees    9
5.5    Interest and Mortality Assumptions    9
Article VI.    ADMINISTRATION OF PLAN    9
6.1    Allocation of Duties to Committees    9
6.2    Agents    10
6.3    Information Required by Plan Administrator    10
6.4    Binding Effect of Decisions    10
Article VII.    CLAIMS PROCEDURE    10
7.1    Claims Procedure    10
7.2    Review of Claim    10
7.3    Notice of Denial of Claim    11
7.4    Reconsideration of Denied Claim    11
Article VIII.    PLAN AMENDMENT OR TERMINATION    12
8.1    Plan Amendment    12
8.2    Plan Termination    12
Article IX.    MISCELLANEOUS PROVISIONS    12
9.1    Unsecured General Creditor    12
9.2    Income Tax Payout    13
9.3    General Conditions    13
9.4    No Guaranty of Benefits    13
2

(continued)
Page
9.5    No Enlargement of Employee Rights    13
9.6    Nonalienation of Benefits    13
9.7    Applicable Law    14
9.8    Incapacity of Recipient    14
9.9    Unclaimed Benefit    14
9.10    Limitations on Liability    14
EXHIBIT A    History of the Plan    1
EXHIBIT B    Basic Plans    2

3

PENSION RESTORATION PLAN
FOR NISOURCE INC. AND AFFILIATES
As Amended and Restated Effective November 1, 2020
Article I.

BACKGROUND AND PURPOSE
i.Background. The Pension Restoration Plan for NiSource Inc. and Affiliates is maintained to provide deferred compensation for a select group of management or highly compensated employees of NiSource Inc. and participating affiliates. The history of the Plan’s amendments and restatements is attached as Exhibit A.
ii.Purpose. The purpose of the Plan is to provide for the payment of pension restoration benefits to employees of the Employer, whose benefits under the Basic Plans are subject to the Limits, or affected by deferrals into the DCP, so that the total pension benefits of such employees will be determined on the same basis as is applicable to all other employees of the Employer. The Plan is adopted solely (1) for the purpose of providing benefits to Participants in the Plan and their Beneficiaries in excess of the Limits imposed on qualified plans by Code Sections 415 and 401(a)(17), and any other Code Sections, by restoring benefits to such Plan Participants and Beneficiaries that are not available under the Basic Plans as a result of the Limits, and (2) for the purpose of restoring benefits to Plan Participants and Beneficiaries that are no longer available under the Basic Plans as a result of the Participant’s deferrals into, the DCP. The provisions of the Plan as stated herein apply only to Participants who actively participate in the Plan on or after the Effective Date. Any Participant who retired or otherwise terminated employment with the Company and Affiliates prior to the Effective Date shall have his or her rights determined under the provision of the Plan, as it existed when his or her employment relationship terminated.
Article II.

DEFINITIONS
For the purposes of the Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise. Except when otherwise required by the context, any masculine terminology in this document shall include the feminine, and any singular terminology shall include the plural. The headings of Articles and Sections are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text shall control.
i.AB Account. The hypothetical account created for a Participant under the Plan who has an AB Benefit under a Basic Plan.

ii.AB Benefit. A Participant’s AB I Benefit or AB II Benefit that is accrued for the benefit of the Participant under a Basic Plan.
iii.Affiliate. Any corporation that is a member of a controlled group of corporations (as defined in Code Section 414(b)) that includes the Company; any trade or business (whether or not incorporated) that is under common control (as defined in Code Section 414(c)) with the Company; any organization (whether or not incorporated) that is a member of an affiliated service group (as defined in Code Section 414(m)) that includes the Company; any leasing organization, to the extent that its employees are required to be treated as if they were employed by the Company pursuant to Code Section 414(n) and the regulations thereunder; and any other entity required to be aggregated with the Company pursuant to regulations under Code Section 414(o). An entity shall be an Affiliate only with respect to the existing period as described in the preceding sentence.
iv.Basic Plans. The tax-qualified defined benefit retirement plan(s) maintained by the Company and Affiliates listed on Exhibit B, attached hereto.
v.Beneficiary. The person, persons or entity entitled to receive any plan benefits payable after a Participant’s death.
vi.Benefits Committee. The NiSource Benefits Committee.
vii.Code. The Internal Revenue Code of 1986, as amended.
viii.Company. NiSource Inc., a Delaware corporation.
ix.Compensation Committee. The Compensation Committee of the Board of Directors of the Company.
x.DCP. The Columbia Energy Group Deferred Compensation Plan, on or prior to December 31, 2003, and, thereafter, the NiSource Inc. Executive Deferred Compensation Plan.
xi.Disability. A condition that (a) causes a Participant, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, to receive income replacement benefits for a period of not less than three months under an accident and health plan covering Employees of the Company or an Affiliate or (b) causes a Participant to be eligible to receive Social Security disability payments.
xii.Effective Date. November 1, 2020, the date on which this amendment and restatement of the Plan is effective.
xiii.Employee. Any individual who is employed by an Employer on a basis that involves payment of salary, wages or commissions.
xiv.Employer. The Company or any Affiliate who maintains or adopts for its Eligible Employees a Basic Plan.

xv.ERISA. The Employee Retirement Income Security Act of 1974, as amended.
xvi.Limits. The limits imposed on the payment, accrual or calculation of tax-qualified retirement plans by Code Sections 415 and 401(a)(17) and any other Code Sections.
xvii.Participant. Any Employee who is participating in the Plan in accordance with its provisions.
xviii.Plan. The Pension Restoration Plan for NiSource Inc. and Affiliates (formerly known as the Pension Restoration Plan for the Columbia Energy Group, formerly known as the Pension Restoration Plan for The Columbia Gas System, Inc.), as set forth herein.
xix.Plan Administrator. The Benefits Committee or such delegate of the Benefits Committee delegated to carry out the administrative functions of the Plan.
Article III.

PARTICIPATION AND BENEFIT ACCRUAL
i.Eligibility for Participation and Accrual of Benefit. Except as provided in Section 3.2 below, each Employee of an Employer shall be eligible to participate in the Plan as of the date he or she is eligible to participate in a Basic Plan. For purposes of accruing a benefit under the Plan, each employee shall be eligible to accrue a benefit under the Plan for any plan year in which his or her benefits under a Basic Plan are affected by the Limits or by his or her deferrals under the DCP.
The Compensation Committee (or its delegate) shall determine the eligibility of each Employee to participate in the Plan based on information furnished by the Employer. Such determination shall be within the discretion of the Plan Administrator (or its delegate) and shall be conclusive and binding upon all persons as long as such determination is made pursuant to the Plan and applicable law.
ii.Special Provisions for Participants with Basic Plan Benefits Accrued Prior to 2004.
(1)Eligibility. As set forth in Exhibit A, prior to January 1, 2004, only Employees of Columbia Energy Group (or its predecessor) who had benefits under a Basic Plan affected by the Limits, or by his or her deferrals under the DCP, participated in the Plan. Pursuant to the extension of participation in the Plan as explained in Exhibit A, on or after January 1, 2004, each Employee meeting the participation requirements set forth in Section 3.1 shall participate in the Plan as of January 1, 2004, and shall be eligible to accrue a benefit under the Plan as of such date or, if later, as of the date that an Employee’s benefits under a Basic Plan are affected by the Limits or by his or her deferrals under the DCP.
(2)Benefit Accrual. With respect to any Participant who was first eligible to participate in the Plan on January 1, 2004 in accordance with this Section, but who had accrued benefits under a Basic Plan prior to such date, such Participant shall have benefits under the Plan calculated in accordance with the Plan’s general provisions, except that the Plan shall only consider the Participant’s Credited Service, Point Service, Compensation or Accrued Benefit under the Basic Plan earned on or after the date participation in the Plan begins (i.e., January 1, 2004), as further described in Section 4.2, Section 4.4(b), Section 4.5(b) Section 4.6(b) and Section 4.7(b).
iii.Service Crediting. A Participant’s service used under the Basic Plan for purposes of determining eligibility for any retirement benefit shall also be used for similar purposes under the Plan. For any Participant described in Section 3.2, the Plan shall only consider such Participant’s Credited Service (or, if applicable, Point Service) as of the date of participation in the Plan for purposes of calculating the benefit under the Plan; however, the Plan shall continue to consider such Participant’s Credited Service (or, if applicable, Point Service) under the Basic Plan for purposes of determining early retirement eligibility or the application of the Pay-Based Credit scale for the Participant as described in Section 4.6.
Article IV.

DETERMINATION OF BENEFIT AMOUNT
i.Amount of Benefit - General Principle. The benefit payable under the Plan to a Participant (or to his or her Beneficiary under a Basic Plan) shall be equal to the excess (if any) of the benefit determined under subsection (a) below over the benefit determined under subsection (b) below:
(1)The benefit that would have been payable under a Basic Plan to a Participant, or to his or her Beneficiary, determined under a Basic Plan without regard to (i) the Limits or (ii) the Participant’s deferrals into the DCP, if any.
(2)The benefit actually payable to the Participant, or to his or her Beneficiary, determined under a Basic Plan after applying the Limits and considering deferrals into the DCP, if any.
To the extent that the AB Benefit provisions of the Basic Plan apply to a Participant, such Participant shall have an AB Account created and shall have his or her benefit under the Plan calculated in accordance with the provisions of this Article IV. Specifically, such Participant shall be subject to the conversion, Opening Balance, Pay-Based and Interest Credits and Protected Benefit provisions provided under this Article.
ii.Amount of Benefit For Participant Who Accrued a Benefit under a Basic Plan Prior to Participating in the Plan on January 1, 2004. Notwithstanding the foregoing, the calculation of the benefit payable under Section 4.1 above shall be limited for any Participant described in Section 3.2. For such Participants, the benefit payable under the Plan shall be determined as follows:

(1)FAP Participant. For a Participant whose Accrued Benefit under a Basic Plan is a FAP Benefit, the benefit payable under the Plan to the Participant, or to his or her Beneficiary under the Basic Plan, shall be equal to the excess (if any) of the benefit determined under paragraph (1) below over the benefit determined under paragraph (2) below:
(a)The benefit that would have been payable under a Basic Plan to a Participant, or to his or her Beneficiary determined under a Basic Plan, considering only the Participant’s Credited Service and Compensation from and after the date the Participant first becomes eligible to participate in the Plan, determined without regard to (i) the Limits or (ii) the Participant’s deferrals into the DCP, if any.
(b)The benefit actually payable to the Participant, or to his or her Beneficiary determined under a Basic Plan, calculated based upon the Participant’s Credited Service and Compensation from and after the date the Participant first becomes eligible to participate in the Plan, determined after applying the Limits and considering deferrals into the DCP, if any.
(2)AB Participant. For a Participant whose Accrued Benefit under a Basic Plan is an AB Benefit, the benefit payable under the Plan to the Participant, or to his or her Beneficiary under a Basic Plan, shall be equal to the excess (if any) of the benefit determined under paragraph (1) below over the benefit determined under paragraph (2) below:
(a)The benefit that would have been payable under a Basic Plan to a Participant or his or her Beneficiary, determined as if the Participant’s Opening Balance under the Basic Plan was $0 as of the date the Participant first becomes eligible to participate in the Plan, and considering only the Participant’s Pay-Based Credits, Interest Credits and Compensation from and after such date, and determined without regard to (i) the Limits or (ii) the Participant’s deferrals into the DCP, if any.
(b)The benefit actually payable under a Basic Plan to the Participant, or to his or her Beneficiary, determined as if the Participant’s Opening Balance under the Basic Plan was $0 as of the date the Participant first becomes eligible to participate in the Plan, and considering only the Participant’s Pay-Based Credits, Interest Credits and Compensation from and after such date, and determined after applying the Limits and considering deferrals into the DCP, if any.
iii.Form of Benefit Accrual. The form of benefit accrual for a Participant in the Plan shall be the form of benefit accrual applicable for such Participant under the relevant Basic Plan.
iv.Conversion of Benefits.

(1)In General. Upon the conversion of any Participant’s Accrued Benefit in a Basic Plan from a FAP Benefit to an AB II Benefit or from an AB I Benefit to an AB II Benefit, any benefit under the Plan shall, except as provided below, also be converted upon such date according to the conversion procedures set forth in the relevant Basic Plan, including determination of an Opening Balance.
(2)Exception to the General Provision. Notwithstanding the foregoing, with respect to any Participant in the Plan who is described in Section 3.2, such Participant’s benefit under the Plan shall be converted according to the conversion procedures in the relevant Basic Plan, provided that any consideration of Credited Service and Compensation in the calculation of the Participant’s Opening Balance shall be limited to Credited Service and Compensation earned from and after the date the Participant first becomes eligible to participate in the Plan.
v.Opening Balance. For purposes of determining the Opening Balance for Participants in the Plan, the following provisions shall apply:
(1)In General. The Opening Balance shall be calculated using the same methodology and factors as provided in the relevant Basic Plan. The Opening Balance under the Plan shall be determined as the excess of the Opening Balance determined in (1) below over the Opening Balance determined in (2) below:
(a)The Participant’s Opening Balance under the Basic Plan determined without regard to (i) the Limits or (ii) the Participant’s deferrals into the DCP, if any.
(b)The Participant’s Opening Balance under the Basic Plan determined after applying the Limits and considering deferrals into the DCP, if any.
(2)Exception to the General Provision. For the purpose of determining the Opening Balance for any Participant in the Plan who is described in Section 3.2, the Opening Balance under the Plan shall be determined in accordance with Section 4.5(a) above, but considering a calculation of the Opening Balance under the Basic Plan using only the Participant’s Credited Service (or, if applicable, Point Service) and Compensation from and after the date the Participant first becomes eligible to participate in the Plan.
vi.Pay-Based Credits and Interest Credits. For purposes of determining Pay-Based Credits and Interest Credits under the Plan, the following provisions shall apply:
(1)Pay-Based Credits Generally. Pay-Based Credits under the Plan shall be calculated using the same methodology and factors as provided in the relevant Basic Plan. Pay-Based Credits under the Plan shall be determined as the excess of the Pay-Based Credits determined in (1) below over the Pay-Based Credits determined in (2) below:

(a)The Participant’s Pay-Based Credits under the Basic Plan determined without regard to (i) the Limits or (ii) the Participant’s deferrals into the DCP, if any.
(b)The Participant’s Pay-Based Credits under the Basic Plan determined after applying the Limits and considering deferrals into the DCP, if any.
(2)Exception to the General Pay-Based Credits Provision. For the purpose of determining the Pay-Based Credits for any Participant in the Plan who is described in Section 3.2, the Pay-Based Credits under the Plan shall be determined in accordance with Section 4.6(a) above, but considering a calculation of Pay-Based Credits under the Basic Plan using only Compensation from and after the date the Participant first becomes eligible to participate in the Plan.
(3)Interest Credits. Interest Credits under the Plan shall be calculated using the same methodology and factors as provided in the relevant Basic Plan.
vii.Protected Benefit. Effective for any Participant terminating employment with the Employer on or after January 1, 2011, the benefit payable under the Plan may never be less than the benefit set forth in this section. For purposes of determining the Protected Benefit under the Plan, the following provisions shall apply:
(1)Protected Benefit Generally. The Protected Benefit under the Plan shall be calculated using the same methodology and factors as provided in the relevant Basic Plan. The Protected Benefit under the Plan shall be determined as the excess of the benefit determined in (1) below over the benefit determined in (2) below:
(a)The Protected Benefit under the Basic Plan for the Participant, or for his or her Beneficiary, determined without regard to (i) the Limits or (ii) the Participant’s deferrals into the DCP, if any.
(b)The Protected Benefit under the Basic Plan for the Participant, or for his or her Beneficiary, determined after applying the Limits and considering deferrals into the DCP, if any.
In accordance with the methodology provided in the applicable Basic Plan, a Participant with an AB Benefit shall be entitled to benefit under the Plan equal to the greater of (1) the AB Account under the Plan or (2) the sum of the AB Account under the Plan (determined without regard to the Opening Balance calculation) plus the portion of the FAP Benefit that is calculated in accordance with the Plan as of the date of conversion to the AB Benefit as set forth in Section 4.4.
(2)Exception to the General Protected Benefit Provision. For the purpose of determining the Protected Benefit for any Participant in the Plan who is described in Section 3.2, the Protected Benefit under the Plan shall be determined in accordance with Section 4.7 above, but considering calculation of the Protected Benefit under the Basic Plan using only Credited Service and Compensation from and after the date the Participant first becomes eligible to participate in the Plan.
Article V.

TIME AND METHOD OF PAYMENT OF BENEFIT
i.Method of Payment.
(1)The benefit earned under the Plan shall be payable to a Participant in a form available under the Basic Plan, as elected by the Participant by notice delivered to the Plan Administrator on or before December 31, 2005. Notwithstanding the preceding sentence, in the case of an Employee who becomes a Participant on or after January 1, 2005, the aforementioned election with respect to a benefit shall be made no later than January 31 of the calendar year after the calendar year in which the Participant first becomes eligible to participate in the Plan, and such election shall be effective with respect to Compensation related to services to be performed subsequent to the election; provided, however, that a Participant shall not be considered first eligible if, on the date he or she becomes a Participant, he or she participates in any other nonqualified plan of the same category that is subject to Code Section 409A, maintained by the Company or an Affiliate.
(2)If payment in the form of an annuity is elected, the annuity type shall be elected by the Participant at the time he or she makes the election described in the first or second sentence of subsection (a) above from among those annuities available at that time under the Basic Plan. If a benefit hereunder is paid in an annuity form other than a straight life annuity, the amount of the benefit under the Plan shall be reduced by the Basic Plan’s factors in effect at the time of such election for payment in a form other than a straight life annuity. If payment in the form of a lump sum is elected, the lump sum amount payable will be calculated in the same manner and according to the same interest rates and mortality tables as under the Basic Plan at the time of such election.
(3)If the Participant fails to timely elect a form of payment as required under subsections (a) and (b) above, the Participant’s benefit shall be payable in a lump sum.
ii.Timing of Payment.
(1)Subject to Section 5.4 hereof, a benefit payable in accordance with Section 5.1 will commence within 45 days after: (i) if the Participant qualifies for Early Retirement under a Basic Plan, when the Participant separates from service, or (ii) if the Participant does not qualify for Early Retirement under a Basic Plan, the later of when the Participant separates from service or attains (or would have attained) age 65, or, if later, within such timeframe permitted under Code Section 409A, and guidance and regulations thereunder.
(2)Automatic Cash-Out. Subject to Section 5.4 of the Plan and notwithstanding any other provision in the Plan, if the benefit payable to a Participant under the Plan at the time distribution begins, when combined with the benefits payable to the Participant under all other arrangements that are required to be considered a single nonqualified deferred compensation plan under Code Section 409A and applicable guidance thereunder, does not exceed the applicable dollar limit under Code Section 402(g)(1)(B), the Employer shall distribute the Participant’s Plan benefit (and the Participant’s entire interest under any other arrangement that is required to be aggregated with this Plan under Code Section 409A). The form of payment shall be a single lump sum.
iii.Changes to the Form of Payment. A Participant cannot change the form of payment of a benefit elected under Section 5.1 or this Section 5.3 unless (i) such election does not take effect until at least 12 months after the date on which the election is made, (ii) in the case of an election related to a payment not due to the Participant’s Disability or death, the first payment with respect to which such new election is effective is deferred for a period of not less than five years from the date such payment would otherwise have been made, and (iii) any election related to a payment based upon a specific time or pursuant to a fixed schedule may not be made less than 12 months prior to the date of the first scheduled payment; provided, however, that an election to change from one type of annuity payment to a different, actuarially equivalent, type of annuity payment shall not be considered a change to the form of payment for purposes of applying the restrictions in clauses (i), (ii) and (iii).
Notwithstanding the preceding paragraphs of this Section 5.3, a Participant may change an election with respect to the form of payment of a benefit, without regard to the restrictions imposed under the preceding paragraph, on or before December 31, 2006; provided that such election (i) applies only to amounts that would not otherwise be payable in calendar year 2006, and (ii) shall not cause an amount to be paid in calendar year 2006 that would not otherwise be payable in such year.
iv.Specified Employees. Notwithstanding any other provision of the Plan, in no event can a payment of a benefit to a Participant who is a Specified Employee of the Company or an Affiliate, at a time during which the Company’s capital stock or capital stock of an Affiliate is publicly traded on an established securities market, in the calendar year of his or her separation from service, be made before the date that is six months after the date of the Participant’s separation from service with the Company and all Affiliates, unless such separation is due to his or her death.
A Participant shall be deemed to be a Specified Employee for purposes of this Section 5.4 if he or she is in a job category C2 or above with respect to the Company or Affiliate that employs him or her; provided if at any time the total number of Employees in job category C2 and above is less than 50, a Specified Employee shall include any person who meets the definition of Key Employee set forth in Code Section 416(i) without reference to paragraph (5).

A Participant shall be deemed to be a Specified Employee with respect to a calendar year if he or she is a Specified Employee on September 30th of the preceding calendar year. If a Specified Employee will receive payments hereunder in the form of installments or an annuity, the first payment made as of the date six months after the date of the Participant’s separation from service with the Company and all Affiliates shall be a lump sum, paid as soon as practicable after the end of such six-month period, that includes all payments that would otherwise have been made during such six-month period.
From and after the end of such six month period, any such installment or annuity payments shall be made pursuant to the terms of the applicable installment or annuity form of payment.
v.Interest and Mortality Assumptions. Determinations under the Plan shall be based on the interest and mortality assumptions used in the applicable Basic Plan on the date of such determination.
Article VI.

ADMINISTRATION OF PLAN
i.Allocation of Duties to Committees. The Plan shall be administered by the Benefits Committee, as delegated by the Compensation Committee. The Benefits Committee shall have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as may arise in such administration, except as otherwise reserved to the Compensation Committee herein, or by resolution or charter of the respective committees.
In its discretion, the Plan Administrator may delegate to any division or department of the Company the discretionary authority to make decisions regarding Plan administration, within limits and guidelines from time to time established by the Plan Administrator. The delegated discretionary authority shall be exercised by such division or department’s senior officer, or his/her delegate. Within the scope of the delegated discretionary authority, such officer or person shall act in the place of the Plan Administrator and his/her decisions shall be treated as decisions of the Plan Administrator.
ii.Agents. The Plan Administrator may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.
iii.Information Required by Plan Administrator. The Company shall furnish the Plan Administrator with such data and information as the Plan Administrator may deem necessary or desirable in order to administer the Plan. The records of the Company as to an employee’s or Participant’s period or periods of employment, separation from Service and the reason therefore, reemployment and Compensation will be conclusive on all persons unless determined to the Plan Administrator’s satisfaction to be incorrect. Participants and other persons entitled to benefits under the Plan also shall furnish the Plan Administrator with such evidence, data or information as the Plan Administrator considers necessary or desirable to administer the Plan.

iv.Binding Effect of Decisions. Subject to applicable law, and the provisions of Article VIII, any interpretation of the provisions of the Plan and any decision on any matter within the discretion of the Benefits Committee and/or the Compensation Committee (or any duly authorized delegate of either such committee) and made in good faith shall be binding on all persons.
Article VII.

CLAIMS PROCEDURE
i.Claims Procedure. Claims for benefits under the Plan shall be made in writing to the Plan Administrator. The Plan Administrator shall establish rules and procedures to be followed by Participants and Beneficiaries in filing claims for benefits, and for furnishing and verifying proof necessary to establish the right to benefits in accordance with the Plan, consistent with the remainder of this Article.
ii.Review of Claim. The Plan Administrator shall review all claims for benefits. Upon receipt by the Plan Administrator of such a claim, it shall determine all facts that are necessary to establish the right of the claimant to benefits under the provisions of the Plan and the amount thereof as herein provided within 90 days of receipt of such claim. If prior to the expiration of the initial 90 day period, the Plan Administrator determines additional time is needed to come to a determination on the claim, the Plan Administrator shall provide written notice to the Participant, Beneficiary or other claimant of the need for the extension, not to exceed a total of 180 days from the date the application was received. If the Plan Administrator fails to notify the claimant in writing of the denial of the claim within 90 days after the Plan Administrator receives it, the claim shall be deemed denied.
iii.Notice of Denial of Claim. If the Plan Administrator wholly or partially denies a claim for benefits, the Plan Administrator shall, within a reasonable period of time, but no later than 90 days after receiving the claim (unless extended as noted above), notify the claimant in writing of the denial of the claim. Such notification shall be written in a manner reasonably expected to be understood by such claimant and shall in all respects comply with the requirements of ERISA, including but not limited to inclusion of the following:
(1)the specific reason or reasons for denial of the claim;
(2)a specific reference to the pertinent Plan provisions upon which the denial is based;
(3)a description of any additional material or information necessary for the claimant to perfect the claim, together with an explanation of why such material or information is necessary; and
(4)an explanation of the Plan’s review procedure.

iv.Reconsideration of Denied Claim. Within 60 days of the receipt by the claimant of the written notice of denial of the claim, or within 60 days after the claim is deemed denied as set forth above, if applicable, the claimant or duly authorized representative may file a written request with the Benefits Committee that it conduct a full and fair review of the denial of the claimant’s claim for benefits. If the claimant or duly authorized representative fails to request such a reconsideration within such 60 day period, it shall be conclusively determined for all purposes of the Plan that the denial of such claim by the Benefits Committee is correct. In connection with the claimant’s appeal of the denial of his or her benefit, the claimant may review documents relevant to the benefit claim and may submit issues and comments in writing.
The Benefits Committee shall render a decision on the claim appeal promptly, but not later than 60 days after receiving the claimant’s request for review, unless, in the discretion of the Benefits Committee, special circumstances require an extension of time for processing, in which case the 60-day period may be extended to 120 days. The Benefits Committee shall notify the claimant in writing of any such extension. The notice of decision upon review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Plan provisions upon which the decision is based. If the decision on review is not furnished within the time period set forth above, the claim shall be deemed denied on review.
If such determination is favorable to the claimant, it shall be binding and conclusive. If such determination is adverse to such claimant, it shall be binding and conclusive unless the claimant or his duly authorized representative notifies the Benefits Committee within 90 days after the mailing or delivery to the claimant by the Benefits Committee of its determination that claimant intends to institute legal proceedings challenging the determination of the Benefits Committee and actually institutes such legal proceedings within 180 days after such mailing or delivery.
Article VIII.

PLAN AMENDMENT OR TERMINATION
i.Plan Amendment. While the Company intends to maintain the Plan in conjunction with the Basic Plans, the Company or the Compensation Committee reserves the right to amend the Plan at any time and from time to time with respect to eligibility for the Plan, the level of benefits awarded under the Plan and the time and form of payment for benefits from the Plan. The Compensation Committee or the Board shall have the authority to amend the Plan. The Compensation Committee or the Board shall have the exclusive authority to amend the Plan regarding eligibility for the Plan, the amount or level of benefits awarded under the Plan, and the time and form of payments for benefits from the Plan. In addition, the Compensation Committee or the Board shall also have the exclusive authority to make amendments that constitute a material increase in compensation, any change requiring action or consent by a committee of the Board pursuant to the rules of the Securities and Exchange Commission, the New York Stock Exchange or other applicable law, or such other material changes to the Plan such that approval of the Board is required. Unless otherwise determined by the Compensation Committee, the

Benefits Committee shall have the authority to amend the Plan in all respects that are not exclusively reserved to the Compensation Committee or the Board.
All amendments to the Plan must be made by written instrument, notice of which is given to all Participants and to Beneficiaries. Notwithstanding the preceding sentence, no amendment shall impair or alter such right to a benefit accrued under the Plan as of the effective date of such amendment to or with respect to any Employee who has become a Participant in the Plan before the effective date of such amendment or with respect to his or her Beneficiary.
ii.Plan Termination. The Compensation Committee or the Company may terminate the Plan at any time provided that termination of the Plan shall not impair or alter such right to a benefit accrued under the Plan as of the effective date of such termination to or with respect to any Employee who has become a Participant in the Plan before the effective date of such termination or with respect to his or her Beneficiary
Upon termination of the Plan, distribution of Plan benefits shall be made to Participants, surviving spouses and beneficiaries in the manner and at the time described in Article VI of the Plan. No additional benefits shall be earned after termination of the Plan other than the crediting of Interest until the date of distribution of a Participant’s Supplemental Savings Account.
Article IX.

MISCELLANEOUS PROVISIONS
i.Unsecured General Creditor. Participants and Beneficiaries shall be unsecured general creditors, with no secured or preferential right to any assets of the Company, any other Employer, or any other party for payment of benefits under the Plan. Obligations of the Company and each other Employer under the Plan shall be an unfunded and unsecured promise to pay money in the future.
ii.Income Tax Payout. In the event that the Internal Revenue Service prevails in its claim that any amount of a Participant’s benefit payable pursuant to the Plan and held in the general assets of the Company or any other Employer constitutes taxable income under Code Section 409A, and guidance and regulations thereunder, to a Participant or his or her Beneficiary for any taxable year prior to the taxable year in which such amount is distributed to him or her, or in the event that legal counsel satisfactory to the Company and the applicable Participant or his or her Beneficiary renders an opinion that the Internal Revenue Service would likely prevail in such a claim, the amount of such benefit held in the general assets of the Company or any other Employer, to the extent constituting such taxable income, shall be immediately distributed to the Participant or his or her Beneficiary. For purposes of this Section, the Internal Revenue Service shall be deemed to have prevailed in a claim if such claim is upheld by a court of final jurisdiction, or if the Participant or Beneficiary, based upon an opinion of legal counsel satisfactory to the Company and the Participant or his or her Beneficiary, fails to appeal a decision of the Internal Revenue Service, or a court of applicable jurisdiction, with respect to such claim, to an appropriate Internal Revenue Service appeals authority or to a court of higher jurisdiction within the appropriate time period.

iii.General Conditions. Except as otherwise expressly provided herein, all terms and conditions of a Basic Plan applicable to a Basic Plan benefit shall also be applicable to a benefit payable hereunder. Any Basic Plan benefit shall be paid solely in accordance with the terms and conditions of the applicable Basic Plan and nothing in the Plan shall operate or be construed in any way to modify, amend or affect the terms and provisions of the Basic Plan. Defined terms used in the Plan that are not defined in this Plan but are defined in the Basic Plans shall have the meanings assigned to them in the Basic Plans.
iv.No Guaranty of Benefits. Nothing contained in the Plan shall constitute a guaranty by the Company or any other Employer or any other entity or person that the assets of the Company or any other Employer will be sufficient to pay any benefit hereunder.
v.No Enlargement of Employee Rights. No Participant or Beneficiary shall have any right to a benefit under the Plan except in accordance with the terms of the Plan. Establishment of the Plan shall not be construed to give any Participant or Beneficiary the right to be retained in the service of the Company or any Affiliate.
vi.Nonalienation of Benefits. No interest of any person or entity in, or right to receive a benefit under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a benefit be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance, and claims in bankruptcy proceedings.
Notwithstanding the preceding paragraph, the benefit of any Participant shall be subject to and payable in the amount determined in accordance with any qualified domestic relations order, as that term is defined in ERISA Section 206(d)(3). The Plan Administrator shall provide for payment of such benefit to an alternate payee (as defined in ERISA Section 206(d)(3)) as soon as administratively possible following receipt of such order. Any federal, state or local income tax associated with such payment shall be the responsibility of the alternate payee. The benefit that is subject to any qualified domestic relations order shall be reduced by the amount of any payment made pursuant to such order.
vii.Applicable Law. The Plan shall be construed and administered under the laws of the State of Indiana, except to the extent preempted by applicable federal law.
viii.Incapacity of Recipient. If any person entitled to a benefit payment under the Plan is deemed by the Plan Administrator to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefore shall have been made by a duly appointed guardian or other legal representative of such person, the Plan Administrator may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Company, any other Employer, the Plan Administrator and the Plan therefore.

ix.Unclaimed Benefit. Each Participant shall keep the Plan Administrator informed of his or her current address and the current address of his or her Beneficiaries. The Plan Administrator shall not be obligated to search for the whereabouts of any person. If the location of a Participant is not made known to the Plan Administrator within three years after the date on which payment of the Participant’s benefit may first be made, payment may be made as though the Participant had died at the end of the three-year period. If, within one additional year after such three-year period has elapsed, or, within three years after the actual death of a Participant, the Plan Administrator is unable to locate any Beneficiary of the Participant, then the Plan Administrator shall have no further obligation to pay any benefit hereunder to such Participant, Beneficiary, or any other person and such benefit shall be irrevocably forfeited.
x.Limitations on Liability. Notwithstanding any of the preceding provisions of the Plan, none of the Company, any other Employer, any member of the Benefits Committee or the Compensation Committee or any delegate of such committees, or any individual acting as an employee, or agent at the direction of the Company or any other Employer, or any member of the Benefits Committee or the Compensation Committee or any delegate of such committees, shall be liable to any Participant, former Participant, Beneficiary, or any other person for any claim, loss, liability or expense incurred in connection with the Plan.
[Signature block follows on next page]

IN WITNESS WHEREOF, NiSource Inc. has caused this amended and restated Pension Restoration Plan for NiSource Inc. and Affiliates to be executed in its name, by its duly authorized officer, effective as of November 1, 2020.
NISOURCE INC.
By:
Its:
Date:

i.

History of the Plan
The Columbia Gas System, Inc. adopted The Pension Restoration Plan for The Columbia Gas System, Inc., as amended and restated effective March 1, 1997. The Plan was amended and restated, effective January 1, 2002, by Columbia Energy Group, successor to Columbia Gas System, Inc., and renamed the Pension Restoration Plan for the Columbia Energy Group. Effective January 1, 2004, NiSource Inc., the parent company of Columbia Energy Group, assumed sponsorship of the Pension Restoration Plan for Columbia Energy Group, renamed the Plan the Pension Restoration Plan for NiSource Inc. and Affiliates, and broadened the Plan to allow participation by employees of NiSource Inc. and Affiliated Companies from and after January 1, 2004. The Plan was further amended and restated, effective January 1, 2005, to comply with Internal Revenue Code Section 409A with respect to benefits earned under the Plan. The Plan was amended and restated again, effective January 1, 2008, to revise certain election procedures. The Plan was further amended and restated, effective January 1, 2010, to clarify the calculation of benefits under the Plan and to reflect Plan benefits parallel to the benefit structures under applicable Basic Plans, including the AB Benefit. The Plan was amended and restated again, effective May 13, 2011 to transfer all administrative authority with respect to the Plan (including the authority to render decisions on claims and appeals and make administrative or ministerial amendments) from the Compensation Committee to the Benefits Committee. The Plan was amended and restated again, effective August 10, 2017, to revise the procedures for determining Disability under the Plan.
The Plan is amended and restated again, effective November 1, 2020 to clarify matters relating to the Compensation Committee and certain other matters.

ii.

Basic Plans

NiSource Salaried Pension Plan
NiSource Subsidiary Pension Plan
Columbia Energy Group Pension Plan
Bay State Gas Company Pension Plan